Management Short-Term Incentive
Plan

TNP Enterprises, Inc.

March 1995




Plan Purposes
 * Provide a meaningful and competitive incentive opportunity geared to the achievement of specified corporate financial, operational, and individual strategic goals.

 * Vary performance criteria/goals and incentive award amounts to reflect differences in operational and individual participant challenges and accomplishments.

Concept
  A short-term incentive plan for key management employees where the award opportunity and performance goals are set at the beginning of each year. Actual payments are based on the achievement of corporate financial, operational, and individual strategic goals measured over a one-year period. Awards will only be paid if a predetermined threshold level of overall corporate performance is met. Payment will be made in cash as soon as practical after year end.

Plan Administration
  The Personnel, Organization, and Nominating Committee (or any other successor committee [the "Committee"]) will have responsibility for administration of the program in accordance with the provisions of the plan, as set forth in these administrative plan specifications.

Plan Year
  The plan year for the Management Short-Term Incentive Plan will coincide with the Company's fiscal year which ends on December 31.

Participation
  Participation will be limited to those key individuals whose actions can have a substantial impact on TNP's success. This group will initially consist of the officer group, directors, assistant officers, and key management employees designated by the Chief Executive Officer and approved by the Committee.

Incentive
Opportunities
  At the beginning of each plan year, a minimum, target, and maximum award opportunity will be established for each participant grouping. The "target" award will be earned for achievement of expected performance. "Minimum" and "maximum" performance award levels then will be developed in relation to the performance target award levels.


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  Actual participant award opportunities can vary from 0 to 150 percent of the target award opportunity in relation to actual corporate financial, operational, and individual performance.


Performance
Apportionment
  Performance will be assessed at three levels--corporate financial, operational, and individual. The Chief Executive Officer will recommend, and the Committee will approve, the split of incentive opportunity. The apportionments will vary by participant level.
  The results of one performance area will not affect the amount of the award opportunity from other performance areas, except that no payouts will occur if the Company does not meet its overall corporate threshold performance target. A participant's total incentive award will be equal to the sum of the amounts earned from each portion of the incentive opportunity.

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Corporate Financial
Performance
  Corporate financial performance will be measured based on earnings per share (EPS). At the beginning of each plan year, a "target" EPS goal will be established for the Company. "Minimum" and "maximum" performance levels, for incentive award determination purposes, will be set up in relation to this performance target. No award is paid for performance below minimum. Straight-line interpolation would be used for results between minimum and the maximum.

  The Chief Executive Officer will suggest, and the Committee will determine, the treatment of "extraordinary" gains or losses and their impact on EPS in the plan. Where possible, this determination will be made prior to establishing the annual target for EPS.

Corporate
Operational
Performance

  Corporate operational goals for employees will be based equally upon overall safety, O&M costs, and system reliability. Targets for each of these goals will be established. Minimum and maximum performance levels also will be determined. Tables will then be established to define award opportunities based on various levels of achievement.

Individual
Performance

  The purpose of individual performance is to recognize and to reward those contributions that may not be adequately reflected by financial or operational measures. Individual performance will be measured for participants at the officer level only.

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  At the beginning of the plan year, preset goals and objectives will be set which should be:

         *     Supportive of corporate and operational objectives;
         *     Controllable by the participant; and
         *     Varied in scope and complexity.

  Goals will be set forth by the Chief Executive Officer. Following year end, the Chief Executive Officer, with the approval of the Committee, shall determine the extent to which individual goals have been accomplished. The Committee shall make this determination for the Chief Executive Officer.


Overall
Corporate
Threshold
  At the beginning of each plan year, an overall threshold level of corporate financial performance will be established. Performance below the threshold level will result in no award payouts, regardless of actual corporate financial, operational, or individual performance achievements.


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Form and
Timing of Payment

  Awards will be paid in cash as soon as practical following approval of award amounts by the Committee.

Termination of
Employment Due to
Retirement, Death,
or Disability

  If a participant's employment is terminated due to retirement, death, or disability during a plan year, the award earned shall be prorated based on the number of months of participation within the plan year. The prorated award will be based upon performance determined at year end and will be paid fully in cash at the same time all other awards are paid from the plan.

Termination for
Any Other Reason

  Termination of employment for reasons other than retirement, death, or disability before the end of a plan year will result in forfeiture of any associated cash or stock award opportunity for the current plan year. However, the Chief Executive Officer, with the approval of the Committee, may waive such forfeiture provision.

  Termination after the plan year end, but prior to award payout, will not result in award forfeiture, except in the event of termination for "cause."

Tax Treatment

  Payments are taxable to the participant in the year of receipt. The Company receives a tax deduction at the same time and in the same amount as the participant recognizes taxable income.

Withholding taxes

  The Company will have the right to deduct any Federal, state, or local taxes required by law to be withheld.

Beneficiary
Designation

  A participant may name a beneficiary or beneficiaries to whom any benefit under this plan is to be paid in the event of death.

Effect on Employee
Benefit Plans

  Payments from this plan shall not be included in calculating the amount of employee benefits to be paid under the terms of any of the Company's qualified employee benefit plans.

Participant Rights

  Participation in this plan shall not interfere with the Company's right to terminate any participant's employment at any time. Rights or interests of any participants in this plan are nontransferable.

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Plan Amendments

  The Committee may, in its sole discretion, modify, amend, suspend, or terminate, in whole or in part, any or all of the provisions of the plan. However, no modification, amendment, suspension, or termination may adversely affect a payment or distribution to which a participant is entitled.

New Hires,
Promotions,
Demotions

  The Chief Executive Officer, with the approval of the Committee, will have the discretion to determine participation and award levels for new hires, promotions, or demotions.


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